EXHIBIT 99.1

MMI PRODUCTS, INC. REPORTS SECOND QUARTER 2004 RESULTS

     HOUSTON, TX, August 5, 2004 – MMI Products, Inc. (“MMI”), a leading manufacturer and distributor of products used in commercial, infrastructure, and residential construction industries, today reported net income of $10.7 million on $185.4 million in net sales for the second quarter ended July 3, 2004. MMI had incurred a net loss of $2.3 million on $138.6 million of net sales during the second quarter ended June 28, 2003. For the first half of 2004, the company has earned net income of $11.1 million on $336.8 million of net sales as compared to a net loss of $6.1 million on net sales of $238.7 million during the first half of 2003.

     The Concrete Construction Products segment contributed $32.1 million of the $46.8 million improvement in second quarter net sales, a 54% increase. The increase is due to both higher year over year volume and price levels. The higher price levels reflect the pass-through of significantly greater costs for steel rod as well as favorable changes to the Company’s mix of products sold. Volume gains have been supported by new production equipment installed in the second half of 2003, geographic expansion through the establishment of new distribution facilities, and the benefits associated with initiatives to improve customer service. Income before interest and income taxes reached $14.6 million in the second quarter of 2004, an $11.1 million improvement as compared to the second quarter of 2003. This improvement in profitability primarily reflects the impact of changes in selling prices, higher volumes, improved product mix, and the more efficient utilization of manufacturing facilities.

     The Fence segment contributed $14.7 million of the $46.8 million improvement in second quarter net sales, an 18% increase. Income before interest and income taxes increased from $1.3 million in 2003 to $10.7 million in 2004. The higher level of profitability reflected the impact of higher selling prices and the benefits of the company’s ongoing restructuring initiatives, which have improved cost levels and operating efficiencies.

     MMI’s president and CEO, John Piecuch, stated:

The results in the second quarter and for the first half are gratifying, given the changes this company has had to undertake over the last two years. MMI has returned to profitability because our employees have been able to improve the company’s cost structure, enhance our product portfolios, while at the same time, strengthening relationships with our respective customer bases. Collectively, this has enabled our business to offset the unprecedented cost increases in steel over the last nine months.

     At July 3, 2004, MMI had total assets of $383.2 million (including $4.4 million of cash) and liabilities, other than interest bearing debt, of $104.1 million. Interest bearing debt balances were as follows:

(in millions)
Revolving credit facility	$82.4
11 1/4% senior subordinated notes	188.1
13% senior subordinated notes	11.3
Other	11.2

$293.0

     At July 3, 2004, the borrowing base under the $150 million revolving credit facility was $133.3 million, of which $7.3 million was reserved for outstanding letters of credit. Excess availability was $43.6 million.

     Effective June 1, 2004, the margin added to the LIBOR and prime based interest rates charged under the revolving credit facility was decreased by 50 basis points and 25 basis points, respectively, as the fixed charge coverage covenant test achieved a ratio in excess of 1.1 utilizing trailing twelve month results.

     MMI will conduct a conference call on Friday, August 6, 2004 at 11:00 a.m. EDT, 8:00 a.m. PDT. Please contact Vicki Viereck at 281-876-0080 for the call-in details.

Statements made herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”) which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S.; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

MMI PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended			Six Months Ended
	(In Millions)			(In Millions)
	July 3,	June 28,		July 3,	June 28,
	2004	2003		2004	2003
Net sales	$185.4	$138.6	*	$336.8	$238.7	*
Cost of sales	130.4	112.4	*	249.0	191.9	*

Gross profit	55.0	26.2		87.8	46.8
Selling, general and administrative expenses	27.4	20.4	*	50.8	40.4	*
Other expense, net	2.3	1.0		3.8	1.8

Income before interest and income taxes	25.3	4.8		33.2	4.6
Interest expense	7.5	6.7		14.7	13.6

Income (loss) before income taxes	17.8	(1.9)		18.5	(9.0)
Provision for (benefit from) income taxes	7.1	0.4		7.4	(2.9)

Net income (loss)	$10.7	$(2.3)		$11.1	$(6.1)

SEGMENT REPORTING

	Three Months Ended			Six Months Ended
	(In Millions)			(In Millions)
	July 3,	June 28,		July 3,	June 28,
	2004	2003		2004	2003
Net sales:
Fence	$94.3	$79.6	*	$173.0	$132.7	*
Concrete Construction Products	91.1	59.0	*	163.8	106.0	*

Total	$185.4	$138.6	*	$336.8	$238.7	*

Gross profit:
Fence	$30.0	$16.1	*	$48.5	$29.3	*
Concrete Construction Products	25.0	10.1	*	39.3	17.5	*

Total	$55.0	$26.2	*	$87.8	$46.8	*

Income before interest and income taxes:
Fence	$10.7	$1.3		$13.0	$0.6
Concrete Construction Products	14.6	3.5		20.2	4.0

Total	$25.3	$4.8		$33.2	$4.6

Depreciation and amortization:
Fence	$1.2	$1.0		$2.0	$2.0
Concrete Construction Products	2.5	1.9		4.7	3.9

Total	$3.7	$2.9		$6.7	$5.9

*	2003 expenses have been reclassified to conform with 2004 presentation.